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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
OSI Pharmaceuticals, Inc.:

We consent to incorporation by reference in the registration statement dated November 4, 1997 on Form S-8 of OSI Pharmaceuticals, Inc. (formerly Oncogene Science, Inc.) of our report dated December 3, 1996, relating to the consolidated balance sheets of OSI Pharmaceuticals, Inc. (formerly Oncogene Science, Inc.) and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows, for each of the years in the three year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-K of OSI Pharmaceuticals, Inc. (formerly Oncogene Science, Inc.).




                                                           KPMG PEAT MARWICK LLP

Jericho, New York
November 3, 1997